UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 24, 2025
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)
377 Simarano Drive
Marlborough, Massachusetts 01752
(Address of Principal Executive Offices, including Zip Code)

(508) 373-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IPGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2025, IPG Photonics Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as administrative agent, the additional subsidiary borrowers from time to time party thereto, and the additional lenders from time to time party thereto, which replaces the Company’s existing Second Amended and Restated Loan Agreement, dated as of March 25, 2020 (as amended, restated, modified or supplemented from time to time), by and among the Company, Bank of America, as administrative agent, and the various lenders and other agents party thereto, which expired according to its terms on June 30, 2025.

Borrowings under the Credit Agreement will be used for working capital, capital expenditures and other general corporate purposes. Loans under the Credit Agreement may be prepaid at any time without premium or penalty.

The Credit Agreement provides for a $200 million unsecured, revolving credit facility (of which $25 million may be used for issuances of letters of credit) and is scheduled to mature on June 24, 2030. Provided there is no default, the Company may request an increase from the lenders in the aggregate commitments by an amount not exceeding $100 million, under certain circumstances as set forth in the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at a fluctuating rate based on the Term Secured Overnight Financing Rate (“Term SOFR”), and, for U.S. Dollar-denominated loans under certain circumstances, a Base Rate (as defined in the Credit Agreement), in each case plus an applicable rate that varies based on the Company's Consolidated Net Leverage Ratio (as defined in the Credit Agreement). The Credit Agreement contains provisions specifying alternative interest rate calculations to be employed at such time as Term SOFR ceases to be available as a benchmark for establishing the interest rate on borrowings based on Term SOFR. The “Base Rate” of interest is the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s prime rate, (iii) Term SOFR plus 1.00% and (iv) 1.00%. Upon the occurrence of any event of default under the Credit Agreement, at the election of the Lenders, interest on the outstanding amount of the indebtedness under the Credit Agreement will bear interest at a rate per annum equal to 2% in excess of the interest then borne by such borrowings.

The Credit Agreement also contains certain customary events of default, including non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control, subject, in certain instances, to cure periods. Upon the occurrence of an event of default, the lenders may elect to declare amounts outstanding under the Credit Agreement immediately due and payable.

On the last day of each fiscal quarter the Company is required to comply with a Consolidated Net Leverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00.

Certain lenders and agents that are or become parties to the Credit Agreement have in the past performed, and may in the future, from time to time, perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Exhibit Description
Exhibit 10.1†
Credit Agreement dated as of June 24, 2025 among IPG Photonics Corporation and certain subsidiaries, and Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, the other L/C Issuers, and the other Lenders from time to time a party thereto.

Exhibit 104	Inline XBRL for the cover page of this Current Report on Form 8-K.
† Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

June 30, 2025	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Secretary